Franklin Financial Corporation Reports Fourth Quarter 2013 Financial Results

Richmond, Va., November 13, 2013 – Franklin Financial Corporation (NASDAQ: FRNK) (“the Company”), the parent company of Franklin Federal Savings Bank, announced net income for the three months ended September 30, 2013 of $2.7 million, or $0.23 per diluted share, compared to $2.6 million, or $0.20 per diluted share, for the three months ended September 30, 2012. Net income for the year ended September 30, 2013 was $9.3 million, or $0.78 per diluted share, compared to $6.5 million, or $0.50 per diluted share, for the year ended September 30, 2012.

“We ended fiscal 2013 with a strong fourth quarter and encouraging loan demand. Diluted net income per share increased 56% compared to fiscal 2012, and our capital ratios remained virtually unchanged despite repurchasing $21.1 million of our stock during the year,” noted Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer. “We experienced an increase in nonperforming assets, and we will continue to place a high priority on bringing their levels down in fiscal 2014.”

Fourth Quarter Highlights

•	Tangible book value increased $0.58 per share in the three months ended September 30, 2013 to $19.70 per share.
•	Net loans increased $14.7 million, or 3.0%, during the three months ended September 30, 2013 and $60.7 million, or 13.5%, during fiscal 2013.
•	Net interest margin for the three months ended September 30, 2013 increased 12 basis points to 2.70% from the prior quarter and 8 basis points from the comparable prior year quarter.
•	The efficiency ratio for the three months ended September 30, 2013 improved 3.70 percentage points to 60.66% from the prior quarter and 4.61 percentage points from the comparable prior year quarter.
•	Nonperforming assets increased $7.6 million in the three months ended September 30, 2013 and $6.7 million in fiscal 2013 to $55.8 million.
•	The Company prepaid a $10.0 million FHLB borrowing scheduled to mature in May 2032 with an interest rate of 4.485%, resulting in a prepayment penalty of $18,000 that is included in noninterest expense.
•	The Company repurchased 256,215 shares of its common stock for $4.6 million ($18.09 per share on average) under its previously announced third stock repurchase program.

Net Interest Income

Net interest income for the three months ended September 30, 2013 increased $346,000, or 5.5%, to $6.6 million compared to $6.3 million for the prior quarter and decreased $26,000, or 0.4%, compared to $6.7 million for the three months ended September 30, 2012. Our net interest margin for the three months ended September 30, 2013 increased 12 basis points from the prior quarter and 8 basis points from the same quarter in the prior year to 2.70%. Interest income on loans increased $425,000 from the comparable prior year quarter due to a $41.4 million increase in the average balance of loans, partially offset by a 19 basis point decline in yield as a result of a very competitive market for quality loans. Interest income on securities declined $795,000 from the comparable prior year quarter due to a $68.3 million decrease in the average balance of securities as well as a 38 basis point decline in yield as a result of the sale, maturity and prepayment of higher yielding securities. Deposit costs declined $259,000 from the comparable prior year quarter due to a $9.3 million decrease in the average balance of interest-bearing deposits as well as a 15 basis point decline in cost due to the lower interest rate environment. FHLB borrowing costs declined $46,000 from the comparable prior year quarter due to a $3.2 million decrease in the average balance of FHLB borrowings as well as a 4 basis point decline in cost.

Net interest income for the year ended September 30, 2013 decreased $1.5 million, or 5.7%, to $25.7 million compared to $27.2 million for the year ended September 30, 2012. Our net interest margin for the year ended September 30, 2013 decreased 4 basis points from the prior fiscal year to 2.63%. Interest income on loans decreased $539,000 due to a 25 basis point decline in yield as a result of a very competitive market for quality loans as well as the maturity and prepayment of higher yielding loans, partially offset by a $10.6 million increase in the average balance of loans. Interest income on securities declined $3.4 million due to a $59.2 million decrease in the average balance of securities as well as a 46 basis point decline in yield as a result of the sale, maturity and prepayment of higher yielding securities. Deposit costs declined $1.3 million due to a $7.5 million decrease in the average balance of interest-bearing deposits as well as a 19 basis point decline in cost due to the lower interest rate environment. FHLB borrowing costs declined $916,000 due to an $11.2 million decrease in the average balance of FHLB borrowings as well as a 22 basis point decline in cost as a result of the Company’s exchange of nine FHLB advances for lower-rate advances during the third quarter of fiscal 2012 as well as a prepayment made on a $10.0 million borrowing during fiscal 2013.

Noninterest Income, Excluding Impairment Charges and Gains and Losses on Sales of Securities

Noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $146,000, or 18.8%, to $914,000 for the three months ended September 30, 2013 compared to $768,000 for the three months ended September 30, 2012. For the year ended September 30, 2013, noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $129,000, or 2.8%, to $4.7 million compared to $4.5 million for the year ended September 30, 2012. The increase for the three month period was primarily the result of a $136,000 increase in net gains on sales of other real estate owned. The increase for the year was primarily due to a $414,000 increase in net gains on sales of other real estate owned, partially offset by a $342,000 decrease in other service charges and fees due to fees received on the prepayment of several large loans in the year ended September 30, 2012.

Impairment Charges and Gains and Losses on Sales of Securities

The Company recorded other-than-temporary impairment (“OTTI”) charges in earnings of $102,000 for the three months ended September 30, 2013 compared to charges of $280,000 for the three months ended September 30, 2012. OTTI charges for the three months ended September 30, 2013 and 2012 related entirely to debt securities. For the year ended September 30, 2013, the Company recorded OTTI charges in earnings of $435,000 compared to charges of $4.7 million for the year ended September 30, 2012. OTTI charges for the year ended September 30, 2013 related entirely to debt securities compared to charges of $1.3 million on debt securities and $3.4 million on equity securities for the year ended September 30, 2012. OTTI charges in the current year related to the Company’s investment in an auction-rate municipal bond backed by student loans that experienced deteriorating collateral quality as well as the Company’s portfolio of non-agency CMOs.

Sales of securities resulted in net gains of $98,000 for the three months ended September 30, 2013 compared to $840,000 for the three months ended September 30, 2012. For the year ended September 30, 2013, sales of securities resulted in net gains of $1.7 million compared to $63,000 for the year ended September 30, 2012.

Other Noninterest Expenses

Other noninterest expenses decreased $212,000, or 4.4%, to $4.6 million for the three months ended September 30, 2013 compared to $4.8 million for the three months ended September 30, 2012. The decrease was primarily due to a $274,000 decrease in personnel expense and an $81,000 decrease in other operating expenses as a result of decreased stock compensation expense related to the stock options and restricted stock granted to officers and directors in March 2012 under the Company’s 2012 Equity Incentive Plan. These decreases were partially offset by an increase in impairment of other real estate owned of $160,000.

Other noninterest expenses increased $1.4 million, or 8.6%, to $18.5 million for the year ended September 30, 2013 compared to $17.1 million for the year ended September 30, 2012. The increase was primarily due to an increase in personnel expenses of $1.0 million and an increase in other operating expenses of $899,000, both due to increased compensation expense related to stock options and restricted stock granted to officers and directors in March 2012 under the Company’s 2012 Equity Incentive Plan. The increase in other operating expenses was also due to increased technology costs as we prepared for the introduction of additional checking products in fiscal 2013. These increases were partially offset by a $373,000 decrease in impairment of other real estate owned.

Asset Quality

Nonperforming assets increased $7.6 million in the three months ended September 30, 2013 and $6.7 in the year ended September 30, 2013 to $55.8 million. The increase for the three months ended September 30, 2013 was the result of a $7.9 million increase in nonperforming loans, partially offset by a $334,000 decrease in other real estate owned. Nonperforming loans totaled $49.1 million at September 30, 2013 compared to $41.2 million at June 30, 2013 and $32.6 million at September 30, 2012. Other real estate owned totaled $6.7 million at September 30, 2013 compared to $7.0 million at June 30, 2013 and $16.5 million at September 30, 2012. Total nonperforming loans as a percentage of total loans at September 30, 2013 were 9.37% compared to 8.08% at June 30, 2013 and 7.02% at September 30, 2012.

The Company recorded a credit provision for loan losses of $7,000 for the three months ended September 30, 2013 compared to $607,000 for the three months ended September 30, 2012. The Company recorded a provision for loan losses of $525,000 for the year ended September 30, 2013 compared to a credit provision of $1.1 million for the year ended September 30, 2012. The allowance for loan losses as a percentage of total loans was 1.86% at September 30, 2013 compared to 1.94% at June 30, 2013 and 2.22% at September 30, 2012.

Stock Repurchase Program

During the three months ended September 30, 2013, the Company repurchased 256,215 shares of its common stock for $4.6 million, or an average price of $18.09 per share, under its previously announced third stock repurchase program, completing this program.

On August 29, 2013, the Board of Directors approved a fourth stock repurchase program. The new repurchase program provides for the repurchase of up to 612,530, or approximately 5%, of the Company’s common stock outstanding upon completion of the third stock repurchase program. The new repurchases commenced on October 1, 2013. Repurchases will be made from time to time, in the open market or through privately negotiated transactions, as and when deemed appropriate by management and under any plan that may be deployed in accordance with SEC Rule 10b5-1.

Annual Meeting

The annual meeting of stockholders of Franklin Financial Corporation will be held on Tuesday, February 25, 2014. Details of the annual meeting will be communicated to stockholders in a proxy statement, which will be mailed in mid-January 2014.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating non-owner-occupied one- to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2012 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended September 30,		For the Year Ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Operating Data:
Interest and dividend income	$10,091	$10,422	$39,790	$43,573
Interest expense	3,463	3,768	14,134	16,370
Net interest income	6,628	6,654	25,656	27,203
Provision for loan losses	(7)	(607)	525	(1,149)
Net interest income after provision
for loan losses	6,635	7,261	25,131	28,352
Noninterest income (expense):
Impairment of securities reflected in earnings	(102)	(280)	(435)	(4,665)
Gains on sales of securities, net	98	840	1,716	63
Gains on sales of other real estate owned	198	62	1,812	1,398
Other noninterest income	716	706	2,850	3,135
Total noninterest income (expense)	910	1,328	5,943	(69)
Other noninterest expenses	4,621	4,833	18,525	17,063

Income before provision for income taxes	2,924	3,756	12,549	11,220
Income tax expense	264	1,204	3,203	4,739
Net income	$2,660	$2,552	$9,346	$6,481

Per Share Data
	For the Three Months Ended September 30,		For the Year Ended September 30,
(Amounts in thousands, except per share data)	2013	2012	2013	2012
Basic net income per share	$0.23	$0.20	$0.80	$0.50
Diluted net income per share	$0.23	$0.20	$0.78	$0.50
Tangible book value per share at end of period	$19.70	$18.70	$19.70	$18.70
Shares outstanding at end of period	12,251	13,342	12,251	13,342
Weighted-average shares outstanding
Basic	11,439	12,644	11,746	13,025
Diluted	11,674	12,702	11,926	13,044

Quarterly Data

(Dollars in thousands)	September 30, 2013	June 30, 2013	September 30, 2012
Financial Condition Data:
Total assets	$1,059,321	$1,050,630	$1,070,781
Cash and cash equivalents	98,914	129,309	119,879
Securities available for sale	304,998	331,521	394,179
Securities held to maturity	70,249	16,061	20,372
Loans, net	511,183	496,532	450,465
Loans held for sale	-	113	1,458
Cash surrender value of bank-owned life insurance	34,296	33,970	33,008
Deposits	646,838	629,634	640,304
Federal Home Loan Bank borrowings	163,485	173,162	172,204
Total stockholders’ equity	241,394	239,160	249,467

Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	17.83%	17.68%	17.68%
Tier 1 risk-based capital to risk weighted assets	26.32	26.98	26.62
Risk-based capital to risk weighted assets	27.57	28.23	27.87

(1)	Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Performance Ratios:
Return on average assets(2)	1.00%	0.63%	0.94%
Return on average equity(2)	4.39	2.77	3.99
Interest rate spread(2)(3)	2.40	2.26	2.28
Net interest margin(2)(4)	2.70	2.58	2.62
Efficiency ratio(5)	60.66	64.36	65.27
Average interest-earning assets to
average interest-bearing liabilities	121.33	122.14	123.43
Average equity to average assets	22.69	22.86	23.52

(2)	Annualized
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges on OREO and net losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of impairments of securities, gains and losses on sales of securities, gains and losses on sales of OREO and net gains on sales of fixed assets.

	For the Three Months Ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	September 30, 2012
Asset Quality:
Allowance for Loan Losses
Beginning balance	$9,912	$10,638	$10,806
Provision	(7)	171	(607)
Recoveries	93	56	714
Charge-offs	(258)	(953)	(629)
Ending balance	$9,740	$9,912	$10,284
Nonperforming Assets at Period End
Nonaccrual loans	$49,131	$41,184	$32,567
Other real estate owned	6,715	7,049	16,502
Total nonperforming assets	55,846	48,233	49,069
Performing troubled debt restructurings (6)	5,501	5,510	5,534
Total non-performing assets and performing troubled debt restructurings	$61,347	$53,743	$54,603
Allowance for loan losses as a percent of total loans at period end	1.86%	1.94%	2.22%
Allowance for loan losses as a percent of nonperforming loans at period end	19.82	24.07	31.58
Nonperforming loans as a percent of total loans at period end	9.37	8.08	7.02
Nonperforming assets as a percent of total assets at period end	5.27	4.59	4.58
Total non-performing assets and troubled debt
restructurings to total assets at period end	5.79	5.12	5.10
Net charge-offs (recoveries) to average loans
outstanding during the period (annualized)	0.13	0.72	(0.07)

(6)	Performing troubled debt restructurings do not include troubled debt restructurings that remain on nonaccrual status and are included in nonaccrual loans above.

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	September 30, 2012
Net interest income	$6,628	$6,282	$6,654
Plus: Total noninterest income	910	789	1,328
Less: Gains on sales of securities, net	(98)	(205)	(840)
Plus: Net impairment reflected in income	102	138	280
Less: Gains on sales of OREO	(198)	(50)	(62)
Total net interest income and adjusted other noninterest income	$7,344	$6,954	$7,360

Other noninterest expenses	$4,621	$4,598	$4,833
Less: Impairment charges on OREO	(160)	(78)	-
Less: Net losses on sales of fixed assets	(7)	(43)	(29)
Adjusted other noninterest expenses	$4,454	$4,477	$4,804

Efficiency ratio	60.66%	64.36%	65.27%